Exhibit 99.1

CALIBER REPORTS THIRD QUARTER 2023 RESULTS

Grows Assets Under Management by 19.9% Year-over-Year to $822.5 Million
Grows Asset Management Revenue by 26.0%, AM Revenue Run Rate by $1.5 Million

SCOTTSDALE, Ariz., November 9, 2023 – Caliber (NASDAQ: CWD; “CaliberCos Inc.”), a real estate investor, developer, and manager, today reported results for the third quarter ended on September 30, 2023.

Third Quarter 2023 Financial Results, Compared to Third Quarter 2022

•Total revenue of $17.0 million, a 12.7% decrease
•Segment revenue of $3.7 million, a 55.6% decrease
•Asset management (“AM”) revenue(1) of $2.4 million, a 26.0% increase; asset management revenue run rate(1) increases to $9.8 million, an 18.2% increase as compared to the full year results in 2022
•Net loss attributable to Caliber of $3.4 million, or $0.16 per diluted share, compared to net income of $4.4 million or $0.22 per diluted share
•Caliber Adjusted EBITDA(2) loss of $1.5 million, compared to $5.7 million gain
•Fair value assets under management(3) (“FV AUM”) of $822.5 million, a 19.9% year-over-year increase
•Managed capital(4) of $412.4 million, an 18.2% year-over-year increase, reflective of $68.2 million in Fundraising from October 1, 2022 through September 30, 2023.

Management Commentary

“Our third quarter results reflect investments in our strategic growth initiatives, which we expect will drive revenue growth going forward” said Chris Loeffler, CEO of Caliber. “The investments we made in the first nine months of the year to grow our fundraising teams, develop and launch three new funds, and to launch our hotel roll-up, Caliber Hospitality Trust (CHT), are now complete, positioning us well to capitalize on market opportunities we see, following a rapid rise in interest rates. Despite market conditions, Caliber has maintained a similar fundraising pace to 2022 and we expect to accelerate our pace going forward.

“We believe the real estate market is currently at an inflection point, where the number of distressed real estate opportunities will grow. We took several important steps during the quarter to ensure our organization has the requisite expertise and capacity to capitalize this environment, including increasing our bench strength in our wholesale sales channel, investment management, and financial analysis teams.”

Long-term Financial Targets

In a separate release, Caliber today announced long-term financial targets:

•Cumulative fundraising of $750 million for the period, 2024-2026
•AUM target of $3 billion by year-end, 2026
•Annualized segment revenue of $50 million by year-end, 2026

Business Update

The following are key milestones completed both during and subsequent to the third quarter ended September 30, 2023.

•In August, Caliber announced a contribution agreement with L.T.D. Hospitality Group LLC (“L.T.D.”) in which L.T.D. agreed to contribute nine hotel properties to its subsidiary, Caliber Hospitality Trust (CHT). Upon closing, this will expand CHT’s portfolio to 15 hotel properties and more than double its valuation to $405.0 million.
•On September 13, 2023, Caliber received the first $5.0 million tranche of a planned investment into CHT of up to $50.0 million from a family office group.
•On October 13, 2023, Northsight Crossing AZ, LLC, a Caliber co-sponsored single asset syndication, sold Northsight Crossing Retail Center for $27.4 million, resulting in cash proceeds, net of loan repayment, closing costs and fees, of approximately $12.2 million, a gain on the sale of real estate of approximately $5.0 million, and a loss on the extinguishment of debt of approximately $0.2 million. The property was purchased in January 2022 for $21.1 million.
•After the quarter closed, Caliber signed its first selling agreement with a regional broker dealer for investments in Caliber-sponsored products. This regional partner has approximately 65 representatives and is expected to increase Caliber fundraising.
•As of September 30, 2023, Caliber is actively developing 2,460 multifamily units, 2,300 single family units, 2.5 million square feet of commercial and industrial, and 1.3 million square feet of office and retail.

Summary of Consolidated Results

Third Quarter 2023 Consolidated Financial Review

Total revenues decreased 12.7% to $17.0 million, compared to $19.5 million for the third quarter 2022, primarily due to lower year-over-year consolidated transaction and advisory fees associated with the organization and offering fees(5) earned for services performed in conjunction with the formation of Caliber Tax Advantaged Opportunity Zone Fund II, LLC in the third quarter, 2022. This was partially offset by an increase in consolidated fund revenues, primarily from Hilton Tucson East, which was consolidated during the three months ended March 31, 2023.

Asset management fees were $1.3 million, a year-over-year increase of 29.6%; performance allocations were $0.04 million, remaining relatively constant; and transaction and advisory fees were $1.0 million, a decrease of 82.3%. Hospitality revenue from consolidated funds was $12.5 million, an increase of 14.0% and other revenue from consolidated funds was $2.1 million, a 39.1% increase from the prior year period.

Total expenses for the third quarter of 2023 were $28.4 million, up 32.9% from the third quarter of 2022, primarily due to an increase in consolidated fund related expenses from Hilton Tucson East, which was consolidated during the three months ended March 31, 2023, and rising labor costs and variable costs associated with increased revenue, such as management and franchise fees and loyalty program costs. In addition, operating costs were $4.9 million, up 52.4%, primarily due to additional payroll costs associated with increased headcount and cost of human capital driven by the Company’s growth initiatives, as the Company looks to enhance its capabilities across all lines of service.

Net loss for the third quarter of 2023 was $12.2 million, compared to $0.7 million in the third quarter of 2022 and Consolidated Adjusted EBITDA for the third quarter of 2023 was a loss of $3.2 million, compared to income of $4.7 million in the prior year period. The decreases compared to the prior year period were due to lower net income attributed to increased expenses from consolidated funds and higher expenses related to investment in the Company’s strategic growth initiatives.

After adjusting for net loss attributable to noncontrolling interests, net loss attributable to the Company for the third quarter of 2023 was $3.4 million, or $0.16 per diluted share, as compared to net income attributable to the Company of $4.4 million, or $0.22 per diluted share, in the prior year period.

Caliber’s business is organized into three reportable segments: Fund Management, Development, and Brokerage. The following highlights results from each of those segments. For segment reporting purposes, revenues, expenses, and Caliber Adjusted EBITDA are presented on a basis that deconsolidates the consolidated funds. As a result, segment amounts are different than those presented on a consolidated basis in accordance with U.S. GAAP basis because certain amounts are eliminated in consolidation when they are derived from a consolidated fund. Eliminating the impact of consolidated funds and noncontrolling interest provides investors with a view of the performance attributable to CaliberCos Inc. and is consistent with performance models and analysis used by management.

Third Quarter Segment Performance

Total segment revenues decreased 55.6% to $3.7 million, compared to $8.4 million for the third quarter 2022, primarily due to lower transaction and advisory fees in the fund management segment.

Fund Management Segment

Total fund management segment revenues for the third quarter of 2023 were $3.0 million, a decrease of $4.0 million, or 57.2%. Asset management fees were $2.4 million, an increase of 26.0%, while the asset management revenue run rate was $9.8 million, an increase of 18.2%, as compared to the full year results in 2022. The higher asset management fees were driven by a higher year-over-year average balance of managed assets. Performance allocations were less than $0.1 million, remaining relatively constant and transaction and advisory fees decreased $4.4 million or 88.8%. The decrease in the transaction and advisory fees was primarily related to lower year-over-year O&O fees earned for services performed in conjunction with the formation of the Caliber Tax Advantaged Opportunity Zone Fund II, LLC during the third quarter 2022, partially offset by increased fund administration fees.

Total fund management segment expenses for the third quarter of 2023 were $6.0 million, an increase of $1.9 million, or 45.4% from the third quarter 2022. The increase was primarily due to an increase in operating costs from additional payroll associated with increased headcount and cost of human capital driven by the Company’s growth initiatives, as the Company looks to enhance its capabilities across all lines of service.

The increase in interest expense was primarily due to the increase in corporate notes outstanding, including the mortgage assumed in the acquisition of the Company’s corporate headquarters.

Fund management segment net loss for the third quarter of 2023 was $3.4 million, compared to segment net income of $4.1 million in the third quarter of 2022.

Development Segment

Development segment revenues for the third quarter of 2023 were $0.5 million, a decrease of $0.7 million, or 56.3%. The decrease was primarily due to a decrease in development fees related to one commercial development project in Arizona.

Development segment expenses for the third quarter of 2023 were $0.5 million, an increase of $0.1 million, or 26.2% from the third quarter 2022. The increase was primarily due to additional payroll associated with increased headcount driven by the Company’s growth initiatives resulting in higher operating costs.

Development segment net income for the third quarter of 2023 was $0.04 million, a decrease of $0.8 million, or 94.6%, from the third quarter of 2022.

Brokerage Segment

Brokerage segment revenues for the third quarter of 2023 were $0.2 million, an increase of $0.02 million, or 11.7%. The increase was primarily due to a $3.8 million increase in brokerage transactions between periods.

Brokerage segment expenses for the third quarter of 2023 were $0.2 million, an increase of $0.1 million, compared with the third quarter of 2022. The increase is related to higher operating costs, primarily related to repairs and maintenance and depreciation expense, due to the acquisition of the

Company’s headquarters office building in 2023. Interest expense increased due to the note assumed in conjunction with the headquarters office building acquisition.

Brokerage segment net loss for the third quarter of 2023 was $0.02 million, compared with net income of $0.1 million in the third quarter of 2022.

Managed Capital

Managed capital as of September 30, 2023 was $412.4 million, an increase of $63.5 million, or 18.2%, from September 30, 2022, and an increase of $29.3 million, or 7.6%, from December 31, 2022. The sequential $10.7 million increase from June 30, 2023 was due to $13.0 million of originations and was partially offset by $2.3 million of redemptions. Originations during the quarter were primarily driven by the $5.0 million investment in CHT and a $3.7 million increase in the Company’s commercial investment funds as a result of capital raised and funds contributed to support commercial development and acquisition activity in the quarter.

FV AUM

Fair value assets under management as of September 30, 2023 were $822.5 million, an increase of $77.0 million, or 10.3%, from December 31, 2022, and a decrease of $2.8 million, or 0.3%, from June 30, 2023. The decrease in the third quarter of 2023 was primarily due to the sale of $6.0 million of lots in Colorado and Caliber Residential Advantage Fund, LP single-family homes, offset by $1.0 million of construction and net market appreciation, as the value of Caliber’s hospitality and residential assets continued to recover in an improving economy and an increase in undeployed capital of $1.2 million.
Balance Sheet and Liquidity

The Company, excluding consolidated funds, ended the quarter with $54.3 million of total debt and unrestricted cash and cash equivalents of $1.0 million.

(1) Asset management revenue run rate is an estimate that annualizes asset management revenue, which are on a basis that deconsolidates the consolidated funds, for the month ended September 30, 2023.
(2) Caliber Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.
(3) Fair value assets under management is defined as the aggregate fair value of the real estate assets the Company manages from which it derives management fees, performance revenues and other fees and expense reimbursements as of September 30, 2023.
(4) Managed capital is defined as the total equity capital raised by the Company from investors for its investment funds as of September 30, 2023.
(5) Organizational & offering fees are referred to as O&O fees and are generally non-recurring fees paid at the launch of a new fund.

About Caliber (CaliberCos Inc.) (NASDAQ: CWD)
With more than $2.9 billion of managed assets, including estimated costs to complete assets under development, Caliber’s 15-year track record of managing and developing real estate is built on a singular goal: make money in all market conditions. Our growth is fueled by our performance and our competitive advantage: we invest in projects, strategies, and geographies that global real estate institutions do not. Integral to our competitive advantage is our in-house shared services group, which offers Caliber greater control over our real estate and visibility to future investment opportunities. There are multiple ways to participate in Caliber’s success: you can invest in Nasdaq-listed CaliberCos Inc. and/or you can invest directly in our Private Funds.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate including, but not limited to, the Company’s ability to adequately grow cumulative fundraising, AUM and annualized segment revenue to meet 2026 targeted goals, the closing of the transaction with L.T.D. Hospitality Group LLC and the viability of and ability of the Company to adequately access the real estate and capital markets. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the Company’s public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS:
Caliber:
Victoria Rotondo
+1 480-295-7600
Victoria.Rotondo@caliberco.com

Investor Relations:
Tamara Gonzalez, Financial Profiles
+1 310-622-8234
ir@caliberco.com

Media Relations:
Kelly McAndrew, Financial Profiles
+1 203-613-1552
KMcAndrew@finprofiles.com

CALIBERCOS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues
Asset management fees	$1,273	$982	$3,784	$3,048
Performance allocations	36	103	2,474	2,508
Transaction and advisory fees	1,043	5,890	2,462	8,261
Consolidated funds – hospitality revenue	12,526	10,988	52,008	43,801
Consolidated funds – other revenue	2,147	1,543	6,264	4,871
Total revenues	17,025	19,506	66,992	62,489

Expenses
Operating costs	4,881	3,203	16,205	8,421
General and administrative	1,672	1,252	4,914	5,389
Marketing and advertising	210	288	888	1,293
Depreciation and amortization	140	7	409	23
Consolidated funds – hospitality expenses	18,644	14,960	59,676	44,786
Consolidated funds – other expenses	2,883	1,677	6,757	6,146
Total expenses	28,430	21,387	88,849	66,058

Consolidated funds - gain on sale of real estate investments	—	—	—	21,530

Other income (loss), net	414	25	1,479	241
Gain on extinguishment of debt	—	1,421	—	1,421
Interest income	85	109	279	112
Interest expense	(1,316)	(341)	(3,408)	(685)
Net (loss) income before income taxes	(12,222)	(667)	(23,507)	19,050
Provision for income taxes	—	—	—	—
Net (loss) income	(12,222)	(667)	(23,507)	19,050
Net (loss) income attributable to noncontrolling interests	(8,813)	(5,067)	(13,165)	14,561
Net (loss) income attributable to CaliberCos Inc.	(3,409)	4,400	(10,342)	4,489
Basic net (loss) income per share attributable to common stockholders	$(0.16)	$0.24	$(0.53)	$0.25
Diluted net (loss) income per share attributable to common stockholders	$(0.16)	$0.22	$(0.53)	$0.23
Weighted average common shares outstanding:
Basic	21,238	18,229	19,688	18,033
Diluted	21,238	20,074	19,688	19,878

CALIBERCOS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

	September 30, 2023	December 31, 2022
Assets
Cash	$995	$1,921
Restricted cash	2,479	23
Real estate investments, net	21,383	2,065
Due from related parties	6,498	9,646
Investments in unconsolidated entities	3,290	3,156
Operating lease - right of use assets	204	1,411
Prepaid and other assets	2,629	5,861
Assets of consolidated funds
Cash	4,536	5,736
Restricted cash	10,407	8,254
Real estate investments, net	219,140	196,177
Accounts receivable, net	2,434	2,228
Notes receivable - related parties	31,184	28,229
Due from related parties	27	15
Operating lease - right of use assets	8,785	8,769
Prepaid and other assets	10,739	5,343
Total assets	$324,730	$278,834

CALIBERCOS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

	September 30, 2023	December 31, 2022
Liabilities and Stockholders’ Equity
Notes payable	$54,254	$14,653
Notes payable - related parties	—	365
Accounts payable and accrued expenses	6,852	6,374
Buyback obligation	—	12,391
Due to related parties	87	171
Operating lease liabilities	125	1,587
Other liabilities	535	64
Liabilities of consolidated funds
Notes payable, net	147,779	134,256
Notes payable - related parties	12,799	6,973
Accounts payable and accrued expenses	11,949	9,252
Due to related parties	210	68
Operating lease liabilities	12,397	12,461
Other liabilities	2,987	3,030
Total liabilities	249,974	201,645

Commitments and Contingencies

Preferred stock Series B, $0.001 par value; 12,500,000 shares authorized, no shares issued and outstanding as of September 30, 2023 and 1,651,302 shares issued and outstanding as of December 31, 2022	—	—
Common stock Class A, $0.001 par value; 100,000,000 shares authorized, 13,848,800 and 10,790,787 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	14	11
Common stock Class B, $0.001 par value; 15,000,000 shares authorized, 7,416,414 shares issued and outstanding as September 30, 2023 and December 31, 2022	7	7
Paid-in capital	38,723	33,108
Less treasury stock, at cost, 277,342 shares repurchased and 3,432,351 forward repurchase shares as of December 31, 2022. As of September 30, 2023, there was no treasury stock or forward repurchase shares	—	(13,626)
Accumulated deficit	(34,469)	(22,709)
Stockholders’ equity (deficit) attributable to CaliberCos Inc.	4,275	(3,209)
Stockholders’ equity attributable to noncontrolling interests	70,481	80,398
Total stockholders’ equity	74,756	77,189
Total liabilities and stockholders’ equity	$324,730	$278,834

Non-GAAP Measures

We present Consolidated EBITDA, Consolidated Adjusted EBITDA, and Caliber Adjusted EBITDA, which are not recognized financial measures under U.S. GAAP, as supplemental disclosures because we regularly review these measures to evaluate our funds, measure our performance, identify trends, formulate financial projections and make strategic decisions.

Consolidated EBITDA represents the Company’s and the consolidated funds’ earnings before net interest expense, income taxes, depreciation and amortization. Consolidated Adjusted EBITDA represents Consolidated EBITDA as further adjusted to exclude stock-based compensation, transaction fees, expenses and other public registration direct costs related to aborted or delayed offerings and our Reg A+ offering, the share repurchase costs related to the Company’s Buyback Program, litigation settlements, expenses recorded to earnings relating to investment deals which were abandoned or closed, any other non-cash expenses or losses, as further adjusted for extraordinary or non-recurring items.

Caliber Adjusted EBITDA represents Consolidated Adjusted EBITDA on a basis that deconsolidates our consolidated funds (intercompany eliminations) and eliminates noncontrolling interest. Eliminating the impact of consolidated funds and noncontrolling interest provides investors a view of the performance attributable to CaliberCos Inc. and is consistent with performance models and analysis used by management.

When analyzing our operating performance, investors should use these measures in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. We generally use these non-U.S. GAAP financial measures to evaluate operating performance and for other discretionary purposes. We believe that these measures enhance the understanding of ongoing operations and comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. Because not all companies use identical calculations, our presentation of Consolidated EBITDA, Consolidated Adjusted EBITDA, and Caliber Adjusted EBITDA may not be comparable to similarly identified measures of other companies.

Consolidated EBITDA, Consolidated Adjusted EBITDA, and Caliber Adjusted EBITDA are not intended to be measures of free cash flow for our discretionary use because they do not consider certain cash requirements such as tax and debt service payments. These measures may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

The following table presents a reconciliation of net loss to Consolidated EBITDA, Consolidated Adjusted EBITDA, and Caliber Adjusted EBITDA for the three months ended September 30, 2023 and 2022 (in thousands):

NON-GAAP RECONCILIATIONS
(AMOUNTS IN THOUSANDS)

	Three Months Ended September 30,
	2023	2022
Net loss	$(12,222)	$(667)
Interest expense	1,316	342
Depreciation expense	140	15
Consolidated funds’ EBITDA adjustments	7,210	4,810
Consolidated EBITDA	(3,556)	4,500
Share buy-back	—	78
Stock-based compensation	393	170
Severance payments	6	—
Consolidated Adjusted EBITDA	(3,157)	4,748
Intercompany eliminations	2,002	1,615
Non-controlling interest Adjusted EBITDA eliminations	(356)	(704)
Caliber Adjusted EBITDA	$(1,511)	$5,659

FUND MANAGEMENT SEGMENT
(AMOUNTS IN THOUSANDS)

	Three Months Ended September 30,
	2023	2022	$ Change	% Change
Revenues
Asset management fees	$2,428	$1,927	$501	26.0%
Performance allocations	24	103	(79)	(76.7)%
Transaction and advisory fees	560	5,008	(4,448)	(88.8)%
Total revenues	3,012	7,038	(4,026)	(57.2)%
Expenses
Operating costs	4,228	2,661	1,567	58.9%
General and administrative	1,549	1,184	365	30.8%
Marketing and advertising	208	287	(79)	(27.5)%
Depreciation and amortization	34	7	27	385.7%
Total expenses	6,019	4,139	1,880	45.4%

Other expense, net	11	(3)	14	(466.7)%
Gain on extinguishment of debt	—	1,421	(1,421)	(100.0)%
Interest expense	(1,128)	(326)	(802)	246.0%
Interest income	729	108	621	575.0%
Net (loss) income	$(3,395)	$4,099	$(7,494)	(182.8)%

DEVELOPMENT SEGMENT
(AMOUNTS IN THOUSANDS)

	Three Months Ended September 30,
	2023	2022	$ Change	% Change
Revenues
Transaction and advisory fees	$516	$1,182	$(666)	(56.3)%
Total revenues	516	1,182	(666)	(56.3)%
Expenses
Operating costs	394	321	73	22.7%
General and administrative	78	45	33	73.3%
Depreciation and amortization	—	8	(8)	(100.0)%
Total expenses	472	374	98	26.2%

Other income, net	—	9	(9)	(100.0)%
Net income	$44	$817	$(773)	(94.6)%

BROKERAGE SEGMENT
(AMOUNTS IN THOUSANDS)

	Three Months Ended September 30,
	2023	2022	$ Change	% Change
Revenues
Transaction and advisory fees	$200	$179	$21	11.7%
Total revenues	200	179	21	11.7%
Expenses
Operating costs	102	31	71	229.0%
General and administrative	24	23	1	4.3%
Depreciation and amortization	39	—	39	100.0%
Total expenses	165	54	111	205.6%

Other income, net	138	28	110	392.9%
Interest income	1	—	1	100.0%
Interest expense	(189)	(15)	(174)	1160.0%
Net (loss) income	$(15)	$138	$(153)	(110.9)%

MANAGED CAPITAL
(AMOUNTS IN THOUSANDS)

Managed Capital
Balances as of December 31, 2022	$383,189
Originations	12,050
Redemptions	(2,742)
Balances as of March 31, 2023	392,497
Originations	11,227
Redemptions	(1,968)
Balances as of June 30, 2023	401,756
Originations	12,958
Redemptions	(2,268)
Balances as of September 30, 2023	$412,446

	September 30, 2023	December 31, 2022
Real Estate
Hospitality	$101,118	$102,071
Residential	72,501	62,819
Commercial	147,857	128,210
Total Real Estate	321,476	293,100
Credit(1)	79,758	74,766
Other(2)	11,212	15,323
Total	$412,446	$383,189
___________________________________________
(1)Credit managed capital represents loans made to Caliber’s investment funds by our diversified credit fund.
(2)Other managed capital represents undeployed capital held in our diversified funds.

FV AUM
(AMOUNTS IN THOUSANDS)

FV AUM
Balances as of December 31, 2022	$745,514
Assets acquired(1)	28,604
Construction and net market appreciation	33,019
Assets sold or disposed	(5,820)
Credit(2)	4,242
Other(3)	1,360
Balances as of March 31, 2023	806,919
Assets acquired(1)	—
Construction and net market appreciation	19,095
Assets sold or disposed	(595)
Credit(2)	590
Other(3)	(703)
Balances as of June 30, 2023	825,306
Assets acquired(1)	780
Construction and net market appreciation	1,045
Assets sold or disposed	(6,025)
Credit(2)	160
Other(3)	1,204
Balances as of September 30, 2023	$822,470

	September 30, 2023	December 31, 2022
Real Estate
Hospitality	$316,000	$319,300
Residential	148,600	86,900
Commercial	266,900	255,197
Total Real Estate	731,500	661,397
Credit(2)	79,758	74,766
Other(3)	11,212	9,351
Total	$822,470	$745,514
___________________________________________
(1)Assets acquired during the nine months ended September 30, 2023 include one development asset in Colorado, our headquarters office building, and one multi-family residential asset in Arizona.
(2)Credit FV AUM represents loans made to Caliber’s investment funds by our diversified credit fund.
(3)Other FV AUM represents undeployed capital held in our diversified funds.